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                                                                    Exhibit 99.1



                  Analyst contact:       Media contact:
                  John D. Sanford        William J. Plunkett
                  (630) 572-8803         (630) 572-8898



             WMX TECHNOLOGIES, INC. SAYS LAWSUIT FILED IN DELAWARE
                             TO ENJOIN TENDER OFFER


Oak Brook, Illinois, April 8, 1997 -- WMX Technologies, Inc. said that an asserted class-action lawsuit was filed against the Company and its Board of Directors seeking to enjoin the Company from completing its recently announced Dutch-auction tender offer, as well as to recover alleged damages and attorney fees. Filed in the Court of Chancery in and for New Castle County, Delaware, the suit alleges, among other things, that WMX failed to disclose material information in the Company's offer to purchase shares from its stockholders.

WMX said that although the continuation of the lawsuit allows the Company the discretion to terminate the tender offer or postpone the time for purchasing shares, the Company believes its offer to purchase contains all material information required for stockholders to make an informed decision concerning tender of shares, and that the Company intends to oppose the lawsuit vigorously. The Company also said that a hearing on the lawsuit's preliminary injunction request is expected to take place by the middle of the week of April 21, 1997. The tender offer is currently scheduled to close on April 28.

WMX Technologies, Inc., based in Oak Brook, Illinois, provides integrated waste management services through its principal subsidiaries, Waste Management, Inc., Wheelabrator Technologies Inc. and Waste Management International plc.

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